Exhibit 3.1

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 1 ARTICLES OF INCORPORATION (SECTION 6)	FORMULE 1 STATUTS CONSTITUTIFS (ARTICLE 6)

1 – Name of the Corporation	Dénomination sociale de la société

4186516 Canada Inc.
2 – The province or territory in Canada where the registered office is situated	La province ou le territoire au Canada où est situé le siège social

Province of Quebec
3 – The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée à émettre

Unlimited number of common shares
4 – Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

No share of the Corporation will be transferred without the consent of the directors expressed by resolution.
5 – Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum: 1, maximum: 10
6 – Restrictions, if any, on business the corporation may carry on	Limites imposées à l’activité commerciale de la société, s’il y a lieu

None

7 – Other provisions, if any	Autres dispositions, s’il y a lieu

See attached Schedule I forming part hereof.

8 – Incorporators – Fondateurs

Name(s) – Nom(s)	Address (including postal code) Adresse (inclure le code postal)	Signature
Christiane Jodoin	1000 de La Gauchetière Street West, Suite 2100 Montreal QC H3B 4W5

FOR DEPARTMANTAL USE ONLY – À L’USAGE DU MINISTÈRE SEULEMENT	Filed - Déposée
Corporation No. – No de la société